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                                                                    Exhibit 99.1


                     CELERITEK REPORTS THIRD QUARTER RESULTS

      (SANTA CLARA, CA), January 27, 2004,------Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components and GaAs-based subsystems for defense applications and commercial communications networks, today reported financial results for its third quarter ended December 31, 2003.

FINANCIAL RESULTS

      For the third quarter of fiscal 2004, Celeritek reported revenues of $7.7 million, compared with $7.1 million in the second quarter of fiscal 2004 and $10.5 million in the third quarter of fiscal 2003. The net loss for the third quarter of fiscal 2004 was $3.1 million or $0.25 per share, compared with a net loss of $10.1 million or $0.82 per share for the same period a year ago. Included in the net loss for the third quarter of fiscal 2004 was a special charge of $1.9 million for termination expenses, a building lease impairment charge and facilities consolidation costs related to Celeritek's decision to exit the wireless handset power amplifier market. Included in the net loss for the third quarter of fiscal 2003 was a special charge of $2.8 million for termination expenses and impairment of fixed assets and equipment leases and a charge of $4.4 million for the write-off of in-process research and development related to the acquisition of the assets of Tavanza, Inc. As previously announced, Celeritek expects to significantly reduce its breakeven revenue to approximately $10.0 million per quarter and achieve annual cost savings in the range of $9.0 million to $10.0 million as a result of the September 2003 restructurings.

      Celeritek's backlog at December 31, 2003 was $15.8 million up from $12.9 million at the end of September 2003 and was comprised of $3.8 million in semiconductor products and a development contract and $12.0 million in defense products. The book-to-bill ratio in the quarter for semiconductor products, absent a $1.7 million development contract, was 0.9 and the book-to-bill for defense products was 1.3.

      Semiconductor revenues were $3.0 million in the third quarter of fiscal 2004, compared to $2.2 million in the second quarter of fiscal 2004 and $5.5 million in the third quarter of fiscal 2003. The increased semiconductor revenue in the third quarter of fiscal 2004 included approximately $650,000 from the sale of power amplifiers for handsets that were written off in fiscal 2003 and $400,000 of revenue for a development contract.

      Subsystem revenues were $4.7 million in the third quarter of fiscal 2004, compared to $4.9 million in the second quarter of fiscal 2004 and $4.9 million in the third quarter of fiscal 2003.

      Gross margin improved sequentially to 34% of sales in the third quarter of fiscal 2004 versus 19% in the second quarter of fiscal 2004 and 18% in the third quarter of fiscal 2003. The improvement in gross margin was mainly attributable to approximately $650,000 in sales for products that were written off in fiscal 2003 and $400,000 in sales for a development contract with the corresponding costs in research and development, and to a
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lesser extent, a reduction of $450,000 in overhead expenses due to reductions in headcount and equipment costs. Celeritek used $2.4 million in operating cash in the third quarter of fiscal 2004, resulting in a balance of cash and short-term investments of $83.6 million at December 31, 2003. At the end of the third quarter of fiscal 2004, the accounts receivable balance had increased to $5.4 million from $4.1 million at the end of the second quarter due to non-linear shipments. The inventory balances were relatively flat at $3.1 million at the end of December 2003.

COMMENTS FROM MANAGEMENT

      "We at Celeritek are focused on returning the company to profitability and are making progress on this goal. The positive book-to-bill ratio for the quarter in our defense business demonstrates that we are executing on this strategy, and we believe that we are taking the right steps to achieve our goal of returning to profitability," said Tamer Husseini, president and chief executive officer of Celeritek.

      "In our semiconductor business, we received a $1.7 million order for the development of a power amplifier module for satellite handsets with production quantities forecast for 2005. As part of our efforts to expand our standard product base and concentrate resources on high-demand segments, we also recently introduced a new family of gain blocks. Unlike other products currently in the marketplace, Celeritek's offering reduces field failures and leads to lower maintenance and warranty costs for manufacturers of defense, homeland security, CATV infrastructure and wireless infrastructure products and systems.

      "Demand in our defense business remains steady. During the quarter, we booked the first order for a highly complex integrated subsystem for a defense aerospace application. Celeritek's system was chosen because it responds to customer demand for products with a higher degree of integration and functionality. The benefit to Celeritek of providing these complex assemblies is increased revenue per platform," continued Mr. Husseini.

      Celeritek noted that it remains committed to delivering value to its shareholders. During the quarter, the company's Board of Directors declared an extraordinary cash dividend of $4.50 per share of common stock, payable on March 11, 2004, to shareholders of record on February 5, 2004. Based on the expected needs of the business, Celeritek believes that this return of capital is an appropriate use of cash and that the company will continue to have sufficient cash resources to achieve its long-term financial, operational and product goals.

BUSINESS OUTLOOK

      Celeritek currently expects revenues to be approximately $7.0 million to $8.0 million in the fourth quarter of fiscal 2004 with gross margins of approximately 20% to 25%. R&D expense is expected to be $1.7 million to $1.9 million for the quarter and SG&A expense is expected to be $2.3 million to $2.4 million for the quarter. The company expects to use $1.0 million to $2.0 million in operating cash in the March quarter and have cash balances on March 31, 2004, after the payment of the special dividend, of approximately $25.0 million to $26.0 million.
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CONFERENCE CALL

      Celeritek will host a conference call this afternoon at 2:00 PM Pacific Time to discuss the results for the third quarter of fiscal 2004 and comment on the Company's business outlook. The conference call will be broadcast live over the Internet and can be accessed through the Investor Relations section of Celeritek's web site: www.celeritek.com. The call will also be available live by dialing (888) 882-0147 (within the US) and (415) 908-4723 (outside the US). A replay of the call will be available through Saturday, January 31st until 4:00 PM PT. The replay number is (800) 633-8284 (within the US) and (402) 977-9140 (outside the US). Enter reservation # 21181424 for the replay.

ABOUT CELERITEK

      Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in defense applications and commercial communications networks. Its GaAs-based subsystems are designed for missile guidance, radar applications and electronic countermeasures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications.

SAFE HARBOR STATEMENT

This release contains forward-looking statements. These forward-looking statements represent the Company's expectations or beliefs concerning future events and include statements, among others, regarding: the expected reduction in Celeritek's breakeven revenue level to approximately $10.0 million per quarter; the expected annual cost savings of approximately $9.0 million to $10.0 million; the ability of the company to return to profitability; the forecast for delivering production quantities of a power amplifier module for satellite handsets in the second half of fiscal 2005; increased revenue per platform with respect to orders of a integrated subsystem for a defense aerospace application; the Company's belief that it will continue to have sufficient cash resources to achieve its long-term financial, operational and product goals; expected revenues of approximately $7.0 million to $8.0 million in the fourth quarter of fiscal 2004; expected gross margins of approximately 20% to 25% in the fourth quarter; expected R&D expense of approximately $1.7 million to $1.9 million and SG&A expense of approximately $2.3 million to $2.4 million for the fourth quarter; expected use of operating cash of $1.0 million to $2.0 million; and expected cash balances of approximately $25.0 million to $26.0 million at the end of March 2004. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such risks may include, but are not necessarily limited to: the risk that Celeritek will be unable to manage effectively and efficiently its exit from the wireless handset power amplifier business, leading to higher costs than expected; the risk that increasing engineering staff will not result in product breakthroughs or sales with respect to the defense business; the risk that our competitors may introduce products superior to ours; and the risk that the company will not achieve the necessary revenue level to reach profitability. Reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q.
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CELERITEK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

                                                       December 31,    March 31,
                                                           2003          2003
                                                       ------------    ---------
                                                       (Unaudited)      (Note)
ASSETS
Current assets:
  Cash and cash equivalents                              $ 12,406       $ 28,909
  Short-term investments                                   71,219         66,727
  Accounts receivable, net                                  5,375          4,483
  Inventories                                               3,135          3,599
  Prepaid expenses and other current assets                 1,638          1,925
                                                         --------       --------
           Total current assets                            93,773        105,643
Property and equipment, net                                 5,693         11,029
Intangible assets                                               0            931
Other assets                                                4,673          4,857
                                                         --------       --------
Total assets                                             $104,139       $122,460
                                                         ========       ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                       $  3,161       $  4,355
  Accrued payroll                                           1,288          1,601
  Accrued liabilities                                       4,968          4,201
  Current portion of long-term debt                         2,379          2,543
  Current obligations under capital leases                    749            597
                                                         --------       --------
          Total current liabilities                        12,545         13,297
Long-term debt, less current portion                          401          2,126
Non-current obligations under capital leases                  393            793
Shareholders' equity                                       90,800        106,244
                                                         --------       --------
Total liabilities and shareholders' equity               $104,139       $122,460
                                                         ========       ========

      Note: The balance sheet at March 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.
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CELERITEK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

                                                   Three Months Ended         Nine Months Ended
                                                      December 31,               December 31,
                                                ----------------------      ----------------------
                                                  2003          2002          2003          2002
                                                --------      --------      --------      --------
Net sales                                       $  7,714      $ 10,523      $ 21,369      $ 41,348
Cost of goods sold                                 5,084         8,601        16,805        31,591
                                                --------      --------      --------      --------

Gross profit                                       2,630         1,922         4,564         9,757
Operating expenses:
  Research and development                         1,861         2,530         7,690         7,973
  Selling, general and administrative              2,236         2,488         9,343         7,905
  In-process research and development                 --         4,414            --         4,414
  Special charge                                   1,939         2,783         4,607         2,783
  Amortization of intangibles                          0            86           257            86
                                                --------      --------      --------      --------
Total operating expenses                           6,036        12,301        21,897        23,161

Loss from operations                              (3,406)      (10,379)      (17,333)      (13,404)
Impairment of strategic investment                    --            --            --          (330)
Interest income and other, net                       258           329         1,557         1,249
                                                --------      --------      --------      --------

Loss before income tax                            (3,148)      (10,050)      (15,776)      (12,485)
Provision for income taxes                            --            --            --            --
                                                --------      --------      --------      --------
Net loss                                        ($ 3,148)     ($10,050)     ($15,776)     ($12,485)
                                                ========      ========      ========      ========

Basic loss per share                            ($  0.25)     ($  0.82)     ($  1.27)     ($  1.02)
                                                ========      ========      ========      ========
Diluted loss per share                          ($  0.25)     ($  0.82)     ($  1.27)     ($  1.02)
                                                ========      ========      ========      ========

Weighted average common shares outstanding        12,408        12,301        12,375        12,271
Weighted average common shares outstanding,
  assuming dilution                               12,408        12,301        12,375        12,271
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